Exhibit 10.4

OTELCO INC.

LONG-TERM INCENTIVE PLAN

TABLE OF CONTENTS

1.	PURPOSE OF PLAN

2.	PARTICIPATION

3.	CREDITS UNDER THE PLAN

	3.1	Calculation of Incentive Pool

	3.2	Conversion of Incentive Pool Amount

	3.3	Allocation of IDS Units

4.	ACCOUNTS

	4.1	IDS Unit Accounts

	4.2	Dividend and Interest Equivalents Accounts

	4.3	Accounts Not Funded; No Rights as Holders of IDSs

	4.4	Reduction in Accounts

5.	VESTING

	5.1	IDS Unit Account

	5.2	Dividend and Interest Equivalents Account

	5.3	Acceleration of Vesting Upon Retirement

6.	DISTRIBUTIONS

	6.1	Payment of IDS Units

	6.2	Payment of Dividend and Interest Equivalents

	6.3	Payment Election

	6.4	Distribution Upon Termination of Employment

	6.5	Distribution Upon a Change in Control Event

	6.6	Section 162(m) Limitation

7.	ADMINISTRATION

	7.1	Committee

	7.2	Committee Action

	7.3	Powers and Duties of the Committee

	7.4	Construction and Interpretation

	7.5	Information

	7.6	Compensation, Expenses and Indemnity

	7.7	Annual Statements

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8.	MISCELLANEOUS

	8.1	Unsecured General Creditor

	8.2	Trust Arrangement

	8.3	Restriction Against Assignment

	8.4	Withholding

	8.5	Amendment, Modification, Suspension or Termination

	8.6	Governing Law; Severability

	8.7	Receipt or Release

	8.8	Payments on Behalf of Persons Under Incapacity

	8.9	No Right to Employment

	8.10	Compliance with Laws

	8.11	Plan Construction

	8.12	Headings, etc. Not Part of Agreement

	8.13	Claims Procedure

9.	ADJUSTMENTS IN CASE OF CHANGES IN IDS OR COMMON STOCK

10.	DEFINITIONS

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OTELCO INC.

LONG-TERM INCENTIVE PLAN

1.                                      PURPOSE OF PLAN

The purpose of this Plan is to promote the success of the Company by rewarding a select group of management and highly compensated employees for exemplary performance as an additional means to attract, motivate and retain such employees and to further align the interests of participants with those of the holders of the Company’s securities generally.  Only Eligible Employees (as defined herein) may participate in this Plan.

2.                                      PARTICIPATION

The Committee shall select from the class of Eligible Employees those particular Eligible Employees who may be eligible to receive IDS Units in accordance with Section 3.  If the Committee determines in its sole discretion that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or that the inclusion of any Eligible Employee in this Plan could violate any applicable law or jeopardize the status of this Plan as a plan intended to be “unfunded” and “maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Committee shall have the right, in its sole discretion, to (i) immediately distribute the Participant’s then vested IDS Units and Dividend and Interest Equivalents and (other than the payment when vested of any of the Participant’s unvested IDS Units and Dividend and Interest Equivalents) terminate the Participant’s participation in this Plan, and/or (ii) take such further reasonable action that the Committee deems appropriate in the circumstances.

3.                                      CREDITS UNDER THE PLAN

3.1                               Calculation of Incentive Pool.  Before the start of each Plan Year during the term of this Plan, the Company shall establish a target level of EBITDA (“Target EBITDA”) for such Plan Year.  At the close of a Plan Year, the Company’s audited financial statements shall be used to calculate the Company’s actual level of EBITDA (“Actual EBITDA”) for such Plan Year.  An “Incentive Pool Amount” shall be established for each Plan Year based on the amount, if any, by which Actual EBITDA exceeds Target EBITDA (“Excess EBITDA”) for such Plan Year.  The Incentive Pool Amount shall equal: (i) fifteen percent (15%) of the first $1,000,000, or any portion thereof, of Excess EBIDTA, plus (ii) twenty percent (20%) of the amount, if any, by which Excess EBITDA exceeds $1,000,000.  If Actual EBITDA does not exceed Target EBITDA for a Plan Year, no Incentive Pool Amount shall be established for such Plan Year.

3.2                               Conversion of Incentive Pool Amount.   The Incentive Pool Amount for a Plan Year, if any, shall be divided by the Fair Market Value of an IDS on December 31 of such Plan Year (the “Determination Date”), and the resulting amount shall be the number of IDS Units credited under this Plan for such Plan Year.

3.3                               Allocation of IDS Units.  The number of IDS Units for a Plan Year determined in accordance with Section 3.2 above shall be allocated among Participants, in the sole discretion of the Committee, based on the Participant’s contribution to the overall financial results of the Company or such other factors as the Committee deems relevant, on or as soon as administratively practicable after May 1 following the close of such Plan Year (the “Crediting Date”).

4.                                      ACCOUNTS

4.1                               IDS Unit Accounts.  The Committee shall establish and maintain an IDS Unit Account for each Participant to whom IDS Units are allocated pursuant to Section 3.3.

4.1.1                     Crediting of IDS Units.  On the applicable Crediting Date, the Committee shall credit the Participant’s IDS Units Account with the number of IDS Units, if any, allocated to such Participant in accordance with Section 3.3.

4.1.2                     Subaccounts.  The Committee shall establish separate vested and unvested subaccounts under a Participant’s IDS Unit Account.  25% of the IDS Units credited to a Participant on any Crediting Date shall be initially credited to the Participant’s vested subaccount, and the remainder shall be initially credited to the Participant’s unvested subaccount.

4.2                               Dividend and Interest Equivalents Accounts.  The Committee shall establish and maintain a Dividend and Interest Equivalents Account for each Participant to whom IDS Units are allocated pursuant to Section 3.3.

4.2.1                     Crediting of Dividend and Interest Equivalents.  On or as soon as administratively practicable after the date on which the Company pays a dividend or makes a payment of interest on its IDSs (a “Dividend or Interest Payment Date”), the Participant’s Dividend and Interest Equivalents Account shall be credited with an amount equal to the amount of the Dividend and Interest Equivalents representing cash dividends or interest paid with respect to that number of IDSs equal to the aggregate number of IDS Units in the Participant’s IDS Unit Account at the start of business as of the relevant record date for such dividend or interest payment.  A Participant’s Dividend and Equivalents Account shall continue to be credited with Dividend and Interest Equivalents pursuant to this Section 4.2.1, until the number of IDS Units credited to such Participant’s IDS Unit Account (after reduction pursuant to Section 5.4) reaches zero.

4.2.2                     Subaccounts.  The Committee shall establish separate vested and unvested subaccounts under a Participant’s Dividend and Interest Equivalents Account.  Dividend and Interest Equivalents attributable to vested IDS Units shall initially be credited to the Participant’s vested subaccount, and Dividend and Interest Equivalents attributable to unvested IDS Units shall initially be credited to the Participant’s unvested subaccount.

4.3                               Accounts Not Funded; No Rights as Holders of IDSs.  A Participant’s Accounts shall be memorandum accounts on the books of the Company.  The IDS Units credited to a Participant’s IDS Unit Account, and the Dividend and Interest Equivalents credited to a Participant’s Dividend and Interest Equivalents Account, shall be used solely as a device for the determination of the payment to be eventually distributed to such Participant in accordance with this Plan.  The IDS Units and Dividend and Interest Equivalents shall not be treated as property or (subject to Section 8.2) as a trust fund of any kind.  No Participant shall be entitled to any voting or other rights as a holder of IDSs with respect to IDS Units or Dividend and Interest Equivalents credited under this Plan.  The IDS Units and Dividend and Interest Equivalents credited (and the payment to which the Participant is entitled under this Plan) shall be subject to adjustment in accordance with Section 9 of this Plan.

4.4                               Reduction in Accounts.  A Participant’s Accounts shall be reduced by the number of IDS Units, and the amount of Dividend and Interest Equivalents, as applicable, with respect to which payment is made, in the case of IDS Units, which are extinguished, or in either case are credited to the Deferred Compensation Plan.

5.                                      VESTING

5.1                               IDS Unit Account.  IDS Units credited to a Participant’s IDS Unit Account on a Crediting Date pursuant to Section 4.1.1 shall initially be entirely unvested, and shall become 100% vested on the third anniversary of such Crediting Date.  On each Crediting Date, the vested subaccount of the Participant’s IDS Unit Account shall be increased by the IDS Units (if any) that became vested as of such Crediting Date, and the unvested subaccount of the Participant’s IDS Unit Account shall be reduced by those IDS Units.

5.2                               Dividend and Interest Equivalents Account.  Dividend and Interest Equivalents credited to a Participant’s Dividend and Interest Equivalents Account on a Dividend or Interest Payment Date pursuant to Section 4.2.1 with respect to then-vested IDS Units shall be fully vested on such Dividend or Interest Payment Date.  Dividend and Interest Equivalents credited with respect to unvested IDS Units shall initially be credited to the unvested subaccount of a Participant’s Dividend and Interest Equivalents Account, and such amounts shall become vested at the time the corresponding IDS Units become vested as set forth in Section 5.1.  The vested subaccount of the Participant’s Dividend and Interest Equivalents Account shall be increased by any Dividend and Interest Equivalents that become vested as of a Crediting Date, and the unvested subaccount of the Participant’s Dividend and Interest Equivalents Account shall be reduced by those Dividend and Interest Equivalents.

5.3                               Acceleration of Vesting Upon Retirement.  Notwithstanding the foregoing, a Participant shall become fully vested as to all IDS Units credited to his or her IDS Unit Account, and all Dividend and Interest Equivalents credited to his or her Dividend and Interest Equivalents Account, if while an employee of the Company or a Subsidiary, the Participant (i) dies, (ii) becomes totally and permanently disabled or (iii) reaches the Participant’s Retirement Date.  Total and permanent disability shall be determined by the Committee in its discretion, and if the Company maintains a long term disability plan that covers the Participant, the Committee’s discretion shall be guided by the standard set forth in such plan.

6.                                      DISTRIBUTIONS

6.1                               Payment of IDS Units.  On or as soon as administratively practicable after the first business day in June following the close of a Plan Year (the “IDS Unit Distribution Date”), the Company shall make a cash payment to a Participant (or in the event of his or her death, to his or her Beneficiary) in an amount equal to the (i) number of IDS Units in the vested subaccount of the Participant’s IDS Unit Account that had been credited to the Participant’s IDS Unit Account for at least one (1) year as of the IDS Unit Distribution Date, multiplied by (ii) the Fair Market Value of an IDS as of the first business day immediately preceding the IDS Unit Distribution Date.

6.2                               Payment of Dividend and Interest Equivalents.  On or as soon as administratively practicable after June 30, or the first business day thereafter, following the close of a Plan Year (the “Dividend and Interest Equivalent Distribution Date”), the Company shall make a cash payment to a Participant (or in the event of his or her death, to his or her Beneficiary) in an amount equal to the aggregate amount of Dividend and Interest Equivalents that are credited to the vested subaccount of the Participant’s Dividend and Interest Equivalents Account as of and on the Dividend and Interest Equivalent Distribution Date.

6.3                               Payment Election.  No later than June 30 of each Plan Year (or such earlier date established by the Committee consistent with the election requirements imposed under Code Section 409A), the Committee may permit each participant to elect that in lieu of the payments provided in Sections 6.1 and 6.2, the amounts that otherwise would have been paid with respect to the IDS Units and corresponding Dividend and Interest Equivalents with respect to such Plan Year shall be credited to the Deferred Compensation Plan.  Any such election must provide for payment pursuant to the terms of the Deferred Compensation Plan and the requirements of Code Section 409A.

6.4                               Distribution Upon Termination of Employment.

6.4.1                     Termination of Unvested IDS Units and Dividend and Interest Equivalents.  Upon a Participant’s Termination Date, IDS Units credited to the unvested subaccount of such Participant’s IDS Unit Account, and Dividend and Interest Equivalents credited to the unvested subaccount of such Participant’s Dividend and Interest Equivalents Account, shall immediately terminate and the Participant shall have no rights with respect thereto.

6.4.2                     Payment of IDS Units Upon Termination of Employment.  Within thirty (30) days after a Participant’s Termination Date, the Company shall make a cash payment to a Participant (or in the event of his or her death, to his or her Beneficiary) in an amount equal to the (i) number of IDS Units in the vested subaccount of the Participant’s IDS Unit Account as of the

Termination Date, multiplied by (ii) the Fair Market Value of an IDS as of the first business day immediately preceding the Termination Date.  No such payment shall be credited to the Deferred Compensation Plan.

6.4.3                     Payment of Dividend and Interest Equivalents Upon Termination of Employment.  Within thirty (30) days after a Participant’s Termination Date, the Company shall make a cash payment to a Participant (or in the event of his or her death, to his or her Beneficiary) in an amount equal to the aggregate amount of Dividend and Interest Equivalents credited to the vested subaccount of the Participant’s Dividend and Interest Equivalents Account as of the Termination Date.  No such payment shall be credited to the Deferred Compensation Plan.

6.4.4                     Payments to Key Employees.  Notwithstanding anything contained herein to the contrary, the Termination Date of a Participant who is a Key Employee of a Participating Affiliate shall be deemed to be the date that is six (6) months after it would otherwise be without this Section 6.3.4 (or if earlier, the date of the Participant’s death).

6.5                               Distribution Upon a Change in Control Event.

6.5.1                     Acceleration Upon a Change in Control Event.  Upon a Change in Control Event, IDS Units credited to a Participant’s IDS Unit Account, and Dividend and Interest Equivalents credited to a Participant’s Dividend and Interest Equivalents Account, that are not then fully vested, shall automatically become fully vested and credited to the applicable vested subaccounts upon the occurrence of such event.

6.5.2                     Payment of IDS Units Upon Change in Control Event.  Within thirty (30) days after a Change in Control Event, the Company shall make a cash payment to a Participant (or in the event of his or her death, to his or her Beneficiary) in an amount equal to the (i) number of IDS Units in the Participant’s IDS Unit Account that are fully vested as of the effective date of the Change in Control Event (after giving effect to any accelerated vesting pursuant to Section 6.5.1), multiplied by (ii) the Fair Market Value of an IDS as of the first business day immediately preceding the effective date of the Change in Control Event.  No such payment shall be credited to the Deferred Compensation Plan.

6.5.3                     Payment of Dividend and Interest Equivalents Upon Change in Control Event.  Within thirty (30) days after a Change in Control Event, the Company shall make a cash payment to a Participant (or in the event of his or her death, to his or her Beneficiary) in an amount equal to aggregate amount of Dividend and Interest Equivalents that are fully vested as of the effective date of the Change in Control Event (after giving effect to any accelerated vesting pursuant to Section 6.5.1).  No such payment shall be credited to the Deferred Compensation Plan.

6.6                               Section 162(m) Limitation.  Notwithstanding anything herein to the contrary, if the Committee determines in good faith that there is a reasonable likelihood that any benefits paid to a Participant for a taxable year of the respective Participating Affiliate would not be deductible by the Participating Affiliate solely by reason of the limitation under Section 162(m) of the Code, then, to the extent reasonably deemed necessary by the Committee to ensure that the entire amount of any distribution to the Participant pursuant to this Plan is deductible, the Committee shall defer all or any portion of a distribution under this Plan.  The amounts so deferred shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Participating Affiliate during which the distribution is made will not be limited by Section 162(m) of the Code.

7.                                      ADMINISTRATION

7.1                               Committee.  The Committee shall be appointed by, and serve at the pleasure of, the Board of Directors.  The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members.  A member of the Committee may resign by delivering a written notice of resignation to the Board.  The Board may remove any member by delivering a certified copy of its resolution of removal to such member.  Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2                               Committee Action.  The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3                               Powers and Duties of the Committee.  The Committee, on behalf of the Participants and their Beneficiaries, shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)           To construe and interpret the terms and provisions of this Plan;

(b)           To compute and certify to each Participating Affiliate and to any Trustee the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the time and manner in which such benefits are paid;

(c)           To maintain all records that may be necessary for the administration of this Plan;

(d)           To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e)           To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(f)            To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe;

(g)           To authorize all disbursements by a Participating Affiliate and any Trustee pursuant to this Plan and any Trust; and

(h)           To direct each Trustee concerning the performance of various duties and responsibilities under the related Trust.

7.4                               Construction and Interpretation.  The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to Participating Affiliates and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to this Plan.

7.5                               Information.  To enable the Committee to perform its functions, each Participating Affiliate shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

7.6                               Compensation, Expenses and Indemnity.

7.6.1                     No Compensation.  The members of the Committee shall serve without compensation for their services hereunder.

7.6.2                     Legal Counsel; Administrative Expenses.  The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of this Plan shall be paid by the Company.

7.6.3                     Indemnification.  To the extent permitted by applicable state law, the Company and each of the other Participating Affiliates shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of a Participating Affiliate against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct.

This indemnity shall not preclude such further indemnities as may be available under insurance purchased by a Participating Affiliate or provided by a Participating Affiliate under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7                               Annual Statements.  Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on no less than an annual basis.

8.                                      MISCELLANEOUS

8.1                               Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Participating Affiliate.  No assets of any Participating Affiliate shall be held under any trust (except as provided in Section 8.2), or held in any way as collateral security for the fulfilling of the obligations of any Participating Affiliate under this Plan.  Any and all of each Participating Affiliate’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  Each Participating Affiliate’s obligations under this Plan shall be merely that of an unfunded and unsecured promise of the Participating Affiliate to pay money in the future to those persons to whom the Participating Affiliate has a benefit obligation under this Plan (as determined in accordance with the terms hereof), and the respective rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

8.2                               Trust Arrangement.  Notwithstanding Section 8.1, a Participating Affiliate may at any time transfer assets representing all or any portion of a Participant’s Accounts to a Trust to be held and invested and reinvested by the Trustee pursuant to the terms of the Trust Agreement.  However, to the extent provided in the Trust Agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Participating Affiliate that established the Trust.  To the extent that assets representing a Participant’s Accounts are held in a Trust when his or her benefits under this Plan become payable, the Participating Affiliate that is liable for the payment of such benefits may direct the Trustee to pay such benefits to the Participant from the assets of the Trust.

8.3                               Restriction Against Assignment.  The respective Participating Affiliate shall pay all amounts payable hereunder only to the person or persons designated by this Plan and not to any other person or corporation.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from this Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.4                               Withholding.

8.4.1                     Employment Taxes Upon Vesting.  The Company (or any Subsidiary by which the Participant is or was employed) may, in its reasonable discretion, satisfy any state or federal employment tax withholding obligation with respect to the vesting of IDS Units credited to the Participant’s IDS Unit Account and Dividend and Interest Equivalents credited to the Participant’s Dividend and Interest Equivalents Account by either (a) deducting such amounts from any compensation payable by the Company (or a Subsidiary) to the Participant, or (b) reducing the vested portion of the Participant’s IDS Unit Account or Dividend and Interest Equivalents Account, as applicable, by the amount necessary to satisfy such withholding obligation.

8.4.2                     Distributions.  There shall be deducted from each payment or distribution made under this Plan, or any other compensation payable to the Participant (or Beneficiary), all taxes which are required to be withheld by the Company (or a Subsidiary) in respect to such payment or distribution or this Plan.  The Company (or the Subsidiary by which the Participant is or was employed) shall have the right to reduce any payment or distribution (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.  If the Company (or a Subsidiary), for any reason, elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable under this Plan, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company (or a Subsidiary) may be required to withhold with respect to the benefits hereunder.

8.5                               Amendment, Modification, Suspension or Termination.  The Board or the Committee may amend, modify, suspend or terminate this Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts.  Notwithstanding the foregoing, the Committee may terminate prospectively or reduce prospectively the crediting of Dividend and Interest Equivalents and increases in Appreciated Value.

8.6                               Governing Law; Severability.  This Plan shall be construed, governed and administered in accordance with the laws of the State of Alabama.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.7                               Receipt or Release.  Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and its Subsidiaries, and the Trustee.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.8                               Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under this Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and its Subsidiaries.

8.9                               No Right to Employment.  Participation in this Plan shall not give any person the right to continued employment or service or any rights or interests other than as herein provided.  No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.

8.10                        Compliance with Laws.  This Plan and the payment of money under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company or a Subsidiary, be necessary or advisable in connection therewith.  Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company or a Subsidiary, provide such assurances and representations to the Company or the Subsidiary as the Company or the Subsidiary may deem necessary or desirable to assure compliance with all applicable legal requirements.

8.11                        Plan Construction.

8.11.1              Rule 16b-3.  It is the intent of the Company that transactions pursuant to this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) so that, the crediting of IDS Units and Dividend and Interest Equivalents and any other event with respect to IDS Units and Dividend and Interest Equivalents under this Plan will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.

8.11.2              Section 409A.  This Plan shall be construed and interpreted to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan.  The Company reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder.

8.12                        Headings, etc. Not Part of Agreement.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.13                        Claims Procedure.

8.13.1              Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the benefits payable to such Claimant pursuant to this Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

8.13.2              Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)           that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)           that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)            the specific reason(s) for the denial of the claim, or any part of it;

(ii)           specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)          a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)          an explanation of the claim review procedure set forth in Section 8.13.3; and

(v)           a statement of the Claimant’s right to bring an arbitration pursuant to Section 8.13.6 or, to the extent required by law, a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.13.3              Review of a Denied Claim.  On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)           may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)           may submit written comments or other documents; and/or

(c)           may request a hearing, which the Committee, in its sole discretion, may grant.

8.13.4              Decision on Review.  The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                  specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

8.13.5              Pre and Post-Change in Control Procedures.  With respect to claims made prior to the occurrence of a Change in Control Event, a Claimant’s compliance with the foregoing provisions of this Section 8.13 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to Section 8.13.6 with respect to any claim for benefits under this Plan.  With respect to claims made upon and after the occurrence of a Change in Control Event, the Claimant may proceed directly to arbitration in accordance with Section 8.13.6 and need not first satisfy the foregoing provisions of this Section 8.13.

8.13.6              Arbitration of Claims.  All claims or controversies arising out of or in connection with this Plan, that the Company or any Subsidiary may have against any Claimant, or that any Claimant may have against the Company or any Subsidiary or against any of their respective officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Section 8.13 that are effective with respect to claims brought prior to the occurrence of a Change in Control Event, be resolved through arbitration as provided in this Section 8.13.6.  The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company, any Participating Affiliate and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  With respect to claims arising upon or following the occurrence of a Change in Control Event (but not with respect to any determination made by the Committee prior to the Change in Control Event), the arbitrator shall review de novo any claim previously considered by the Committee pursuant to this Section 8.13.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be conducted in Orange County, California before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Atlanta, Georgia, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of Alabama Code of Civil Practice §§ 6 et seq. as the exclusive forum for the resolution of such dispute.  The party desiring to initiate arbitration shall do so by sending written notice of an intention to arbitrate to the other party, which notice shall include a description of the nature of all claims or controversies asserted and a description of the facts upon which such claims are based.  Pursuant to Alabama Code of Civil Practice § 6-6-500, provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based.  Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Plan.

All forum costs of the arbitration (including, but not limited to, the fees and expenses of the arbitrator) shall be advanced and borne by the Company.  Further, the fees and expenses of the counsel for the Claimant as to any claim arising upon or after a Change in Control Event shall be advanced and borne by the Company; provided, however, that if it is determined by the arbitrator that the Claimant did not commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay to the Company all amounts advanced by the Company to cover the Claimant’s fees and expenses of counsel and shall reimburse the Company for its reasonable legal fees and expenses (other than forum costs) in connection with the arbitration.

The arbitrator shall interpret this Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose or applicable federal law (any such law to be applicable only to the extent consistent with Section 8.6).  In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Plan.  The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

9.                                      ADJUSTMENTS IN CASE OF CHANGES IN IDS OR COMMON STOCK

Upon the occurrence of an Event (as defined below), the Committee shall make adjustments as it deems appropriate in the number and kind of securities or other consideration that may become payable with respect to the IDS Units or Dividend and Interest Equivalents credited under this Plan.  If an Event shall occur and any IDS Units or Dividend and Interest Equivalents have not been fully vested and paid upon such Event or prior thereto, such IDS Units and Dividend and Interest Equivalents may, in the sole discretion of the Committee, become payable in securities or other consideration (the “Restricted Property”) rather than in the cash otherwise payable in respect of such IDS Units or Dividend and Interest Equivalents.  Such

Restricted Property shall become payable at such time or times (if any) as the related IDS Units or Dividend and Interest Equivalents become payable in accordance with this Plan and shall be subject to the same vesting conditions as such related IDS Units or Dividend and Interest Equivalents.  Notwithstanding the foregoing, to the extent that the Restricted Property includes any cash, the commitment hereunder shall become an unsecured promise to pay an amount equal to such cash (with earnings attributable thereto as if such amount had been invested, pursuant to policies established by the Committee, in interest bearing, FDIC insured (subject to applicable insurance limits) deposits of a depository institution selected by the Committee) at such times and in such proportions as the related IDS Units or Dividend and Interest Equivalents become payable in accordance with this Plan.  Notwithstanding the foregoing, the IDS Units or Dividend and Interest Equivalents and any cash or other securities or property payable in respect of the IDS Units or Dividend and Interest Equivalents shall continue to be subject to proportionate and equitable adjustments (if any) under this Section 9 consistent with the effect of such events on holders of IDSs or the Common Stock generally (but without duplication of benefits if Dividend and Interest Equivalents are credited), as the Committee determines to be necessary or appropriate, and in the amount of cash or the number, kind and/or character of securities or other property and/or rights payable in respect of IDS Units or Dividend and Interest Equivalents granted under this Plan.  For purposes of this Section 9, “Event” means a liquidation, dissolution, Change in Control Event, merger, consolidation, or other combination or reorganization, or a recapitalization, reclassification, extraordinary dividend or other distribution (including a split up or a spin off of the Company or any significant Subsidiary), or a sale or other distribution of substantially all the assets of the Company as an entirety.

10.                               DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Accounts” shall mean a Participant’s IDS Unit Account and Dividend and Interest Equivalents Account.

“Actual EBITDA” shall have the meaning set forth in Section 3.1.

“Beneficiary” or “Beneficiaries” as to a Participant shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with the procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death.  No beneficiary designation shall become effective until it is filed with the Committee, and no beneficiary designation of someone other than the Participant’s spouse shall be effective unless such designation is consented to by the Participant’s spouse on a form provided by and in accordance with the procedures established by the Committee.  If there is no Beneficiary designation in effect, of there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant’s death), then the Participant’s Beneficiary shall be deemed to be the person or persons who can verify by court order that they are legally entitled to receive the benefits specified hereunder.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its reasonable discretion, to cause the Participating Affiliate that employs the Participant to withhold such payments until this matter is resolved to the Committee’s reasonable satisfaction.  The payment of benefits under this Plan to a Beneficiary shall fully and completely discharge all Participating Affiliates and the Committee from all further obligations under this Plan with respect to the Participant.

“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

“Change in Control Event” shall mean any of the following:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding IDSs of the Company (the “Outstanding Company IDSs”), (2) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (3) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (c)(1), (2) and (3) below;

(b)                                 Individuals who, as of the date this Plan is adopted by the Board (the “Adoption Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Company subsequent to the Adoption Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors of the Company then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its

Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company IDSs, the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding income deposit securities, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company IDSs, the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding income deposit securities, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)                                 Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, which shall administer this Plan in accordance with Section 7 of this Plan.

“Common Stock” shall mean the Class A common stock of the Company, par value $0.01 per share, subject to adjustment pursuant to Section 9 of this Plan.

“Company” shall mean Otelco Inc., and any successor corporation.

“Crediting Date” shall have the meaning set forth in Section 3.3.

“Deferred Compensation Plan” shall mean the nonqualified deferred compensation plan of the Company or a Subsidiary designated by the Committee.

“Determination Date” shall have the meaning set forth in Section 3.2.

“Dividend and Interest Equivalent” shall mean the amount of cash dividends, payments of interest or other cash distributions paid by the Company with respect to that number of IDSs equal to the aggregate number of IDS Units credited to a Participant’s IDS Unit Account as of the applicable record date for the dividend, interest payment or other distribution.  Such amount shall be credited to the Participant’s Dividend and Interest Equivalents Account in accordance with Section 4.2 and shall be payable in cash in accordance with Section 6.2.

“Dividend and Interest Equivalent Distribution Date” shall have the meaning set forth in Section 6.2.

“Dividend and Interest Equivalents Account” shall mean the account established for each Participant pursuant to Section 4.2.

“Dividend or Interest Payment Date” shall have the meaning set forth in Section 4.2.1.

“EBITDA” shall mean, with respect to a Plan Year, the Company’s consolidated net income (or loss, as applicable), plus interest expense, depreciation and amortization (including write-down of goodwill), income taxes and certain non-recurring fees, expenses or charges, as set forth in the indenture governing the Company’s Senior Subordinated Notes.

“Eligible Employee” shall mean any officer or salaried key employee of a Participating Affiliate.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excess EBITDA” shall have the meaning set forth in Section 3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” on any date means (a) if the IDSs are listed or admitted to trade on a national securities exchange, the closing price of an IDS on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the IDSs are so listed or admitted to trade, on such date, or, if there is no trading of the IDS on such date, then the closing price of an IDS as quoted on such Composite Tape on the next preceding date on which there was trading in such securities; (b) if the IDSs are not listed or admitted to trade on a national securities exchange, the last/closing price for an IDS on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; (c) if the IDSs are not listed or admitted to trade on a national securities exchange and are not reported on the National Market Reporting System, the mean between the bid and asked price for an IDS on such date, as furnished by the NASD or a similar organization; or (d) if the IDSs are not listed or admitted to trade on a national securities exchange, are not reported on the National Market Reporting System and if bid and asked prices for the IDSs are not furnished by the NASD or a similar organization, the value as reasonably established by the Committee at such time for purposes of this Plan.  Any determination as to fair market value made pursuant to this Plan shall be conclusive and binding on all persons.  The

Committee may, however, provide that the Fair Market Value shall equal the last closing price of an IDS as reported on the composite tape for securities listed on a national securities exchange or as furnished by the NASD and available on the date in question or the average of the high and low prices of an IDS as reported on the composite tape for securities listed on a national securities exchange or as furnished by the NASD for the date in question or the most recent trading day.

“Incentive Pool Amount” shall have the meaning set forth in Section 3.1.

“IDS” shall mean the Company’s Income Deposit Securities.  Each IDS shall initially represent (a) one (1) share of the Company’s Common Stock, and (b) one (1) thirteen percent (13%) senior subordinated note of the Company with a principal amount of $7.50 (the “Senior Subordinated Notes”).

“IDS Unit” shall mean, solely for purposes of this Plan, a non-voting unit of measurement which is deemed solely for bookkeeping purposes to be equivalent to one outstanding IDS (subject to Section 9).  IDS Units may be credited to a Participant’s IDS Unit Account pursuant to Section 4.1.

“IDS Unit Account” shall mean the account established and maintained for each Participant pursuant to Section 4.1.

“IDS Unit Distribution Date” shall have the meaning set forth in Section 6.1.

“Key Employee” shall mean a “key employee” of the Company within the meaning of Section 416(i) of the Code (without regard to paragraph (5) thereof).

“Participant” shall mean any Eligible Employee who is selected for participation in this Plan and who is allocated IDS Units in accordance with Section 3.3.

“Participating Affiliate” shall mean the Company or a Subsidiary that elects to adopt this Plan for the benefit of its employees.  “Participating Affiliates” means, collectively, the Company and such Subsidiaries that have elected to adopt this Plan.

“Plan” shall mean this Otelco Inc. Long-Term Incentive Plan as set forth herein and as amended from time to time.

“Plan Year” shall mean the twelve (12) consecutive month period beginning January 1 each year.

“Restricted Property” shall have the meaning set forth in Section 9.

“Retirement Date” shall mean the date of a Participant’s voluntary termination of employment from a Participating Affiliate (i) on or after attaining age 65 with ten (10) years of service, or (ii) on or after attaining age 55 with fifteen (15) years of service.

“Separation From Service” shall mean a “separation from service” within the meaning of Section 409A (or other applicable section) of the Code and any applicable guidance promulgated thereunder.

“Subsidiary” shall mean each corporation, which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Company is a component member.

“Target EBITDA” shall have the meaning set forth in Section 3.1.

“Termination Date” with respect to a Participant shall mean the first date that, for any reason, the Participant is no longer employed by the Company or one of its Subsidiaries and, if applicable, is no longer a member of the Board of Directors.

“Trust” means a grantor trust maintained under the terms of the related Trust Agreement.

“Trust Agreement” means a trust agreement entered into by and between a Participating Affiliate and the related Trustee with respect to this Plan, as amended from time to time.

“Trustee” means the entity, which has entered into the related Trust Agreement as trustee of the Trust thereunder, and any duly appointed successor.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer effective as of May 12, 2005.

OTELCO INC.

By:	/s/ Michael D. Weaver

Print Name:	Michael D. Weaver

Its:	President and CEO